Exhibit 99.1

     The TJX Companies, Inc. Reports Record Third Quarter Results


    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Nov. 14, 2006--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 28, 2006. Net sales for the third quarter were $4.5 billion, an 11% increase over last year, and consolidated comparable store sales increased 6% over last year. Net income for the quarter was $231 million, and diluted earnings per share were $.48, a 50% increase over $.32 per share in the prior year. Last year's third quarter earnings included a one-time gain and one-time items, detailed below, that negatively impacted the quarter by a net $.02 per share. Excluding the $.02 net effect of these items, diluted earnings per share for this year's third quarter represent a 41% increase over last year's adjusted $.34 per share (see reconciliation in table below).

    For the first nine months of fiscal 2007, net sales were $12.4 billion, a 9% increase over last year, and year-to-date consolidated comparable store sales increased 4% over the prior year. Net income was $533 million and diluted earnings per share were $1.12, a 37% increase over $.82 per share in the prior year on a reported basis.

    Ben Cammarata, Chairman and Acting Chief Executive Officer of The TJX Companies, Inc., stated, "Both our substantial third quarter earnings per share increase and our comparable store sales increase of 6% exceeded our expectations. These results represent continued powerful performance and another record quarter for TJX. Results at The Marmaxx Group, our largest division, were above plan and four of our five smaller divisions also posted significant year-over-year bottom-line improvement that exceeded our expectations. We move into the fourth quarter with good momentum and are ready to flow an exciting array of gift-oriented product, at great values, to our stores throughout the holiday season."

    Sales by Business Segment

    The Company's comparable store sales and net sales by division, in the third quarter, were as follows:

                        Third Quarter              Third Quarter
                    Comparable Store Sales   Net Sales ($ in millions)
                  -------------------------- -------------------------
                     FY2007        FY2006       FY2007       FY2006
----------------- ------------- ------------ ------------ ------------
Marmaxx(a)           +5%           0%             $2,947       $2,728
----------------- ------ ------ ----- ------ ------------ ------------
Winners/HomeSense   +11% (US$)    +4% (US$)         $477         $398

                     +5% (C$)     -4% (C$)
----------------- ------ ------ ----- ------ ------------ ------------
T.K. Maxx           +17% (US$)    -5% (US$)         $481         $385

                    +11% (GBP)    -4% (GBP)
----------------- ------ ------ ----- ------ ------------ ------------
HomeGoods            +5%          +1%               $336         $292
----------------- ------ ------ ----- ------ ------------ ------------
A.J. Wright          +4%          +2%               $177         $159
----------------- ------ ------ ----- ------ ------------ ------------
Bob's Stores         +2%          NA                 $83          $80
----------------- ------ ------ ----- ------ ------------ ------------

----------------- ------ ------ ----- ------ ------------ ------------
TJX                  +6%           0%             $4,501       $4,042
----------------- ------ ------ ----- ------ ------------ ------------
(a) Combination of T.J. Maxx and Marshalls

    Impact of One-Time Items on Prior Year's (FY06) Third Quarter

    Last year's third quarter included a one-time gain from the Company's portion of a Visa/Mastercard antitrust litigation settlement. Additionally, results for last year's third quarter reflect the negative impact of one-time items related to hurricanes, including estimated lost sales, self-insured portion of property damage, and employee assistance costs, exit costs and operating losses associated with the Company's e-commerce business, and costs associated with executive resignation agreements.

    The following table reconciles reported prior year third quarter EPS to adjusted EPS (as described above):

                                                     Third Quarter
                                                        FY 2006
                                                 ---------------------

EPS as reported                                                 $0.32
Adjusted for:
 Executive resignation agreements                                0.01
 E-commerce exit costs and operating losses                      0.01
 Hurricane-related costs and estimated impact
of lost sales                                                    0.01
 Gain from VISA/MC antitrust settlement                         (0.01)
                                                 ---------------------
Adjusted EPS                                                    $0.34
                                                 =====================

    Margins

    For the third quarter of Fiscal 2007, the Company's pretax profit margin increased to 8.3% from 6.4% last year, which was driven by significant improvement in segment profit margin at Marmaxx, the Company's largest division, as well as improved segment profit margin across all of our smaller businesses. Gross profit margin increased
1.4 percentage points to 25.4%, primarily due to buying and occupancy cost leverage, as well as a 0.6 percentage-point improvement in merchandise margins, which were favorably impacted by lower markdowns on the strong comparable store sales increase. The SG&A rate also improved 0.5 percentage points, due to leverage from an above-plan comparable store sales increase, the Company's continued focus on cost management and the absence of the one-time items in last year's expenses (see detail in table above), which represented a 0.3 percentage-point improvement in this ratio. These improvements in the SG&A rate were partially offset by a planned increase in marketing expense during the quarter.

    Inventory

    Total inventories as of October 28, 2006, were $3.2 billion compared with $2.9 billion at the same time last year and, on a per-store basis, including the warehouses, were up 5% over the prior year. At the Marmaxx division, per-store inventories, including the warehouses, were up 5% from last year's levels. Including merchandise on order, Marmaxx's total inventory commitment was up on a per-store basis.

    Share Repurchases

    During the third quarter, the Company spent a total of $70 million to repurchase TJX stock, retiring 2.4 million shares. Year-to-date, the Company has spent a total of $450 million to repurchase TJX stock and has retired a total of 18.3 million shares. It remains the Company's plan to repurchase a total of $650 million of TJX stock in Fiscal 2007.

    Stock Option Expense Included

    As previously announced, in the fourth quarter of Fiscal 2006, the Company early-adopted the Statement of Financial Accounting Standards
(SFAS) No. 123R related to accounting for stock based compensation and also adjusted prior period financial statements to reflect the impact of stock option expense. Consequently, the attached consolidated financial statements and business segment results include the impact of stock option expense for both current and prior periods.

    Fourth Quarter and Fiscal 2007 Outlook

    For the fourth quarter of Fiscal 2007, the Company now expects earnings per share in the range of $.48 - $.50. This range is higher than the $.47 - $.49 range that was contemplated in the Company's earnings guidance provided on August 15, 2006, when the Company offered guidance for its third quarter and full fiscal 2007 year. Last year's earnings per share on a reported basis were $.60, which included a non-recurring tax benefit of $.10 per share from repatriation of earnings from foreign operations and $.04 per share for correction of a previously established deferred tax liability. Excluding the $.14 per share benefit from these items, adjusted earnings per share for last year's fourth quarter were $.46. (See Note 4 to financial statements.) This year's estimated fourth quarter earnings per share would represent a 4% to 9% increase over last year's adjusted earnings per share of $.46. This forecast is based on various assumptions, including estimated consolidated comparable store sales growth of 3% - 4%, which includes a one-point benefit from favorable foreign exchange rates. Unlike many other companies in the retail industry, TJX does not have a 53rd week in its Fiscal 2007 fourth quarter.

    For the fiscal year ended January 27, 2007, with above-plan earnings per share during the first nine months of the year, the Company now expects earnings per share in the range of $1.59 to $1.61 as compared to $1.41 on a reported basis in the prior year, a 13% to 14% estimated increase. Prior year earnings per share include a net benefit of $.12 per share from one-time items ($.14 from the non-recurring tax benefit and correction of deferred tax liability, partially offset by the $.02 from the third quarter items detailed above). Excluding the $.12 net benefit of these one-time items, the Company's estimated current year earnings per share would be up 23% to 25% over the adjusted $1.29 earnings per share earned in Fiscal 2006. (See Note 4 to financial statements.) This forecast is based on various assumptions, including consolidated comparable store sales growth of 4%, which includes a one-point benefit from favorable foreign exchange rates.

    Stores by Concept

    During the third quarter, the Company added a total of 76 stores. TJX increased square footage by 6% over the same period last year.

                       Store Locations           Gross Square Feet
                        Third Quarter              Third Quarter
                                                   (in millions)
                  -------------------------- -------------------------
                     Beginning       End       Beginning       End
----------------- --------------- ---------- -------------- ----------
T.J. Maxx              807           826         24.1         24.8
----------------- --------------- ---------- -------------- ----------
Marshalls              729           749         23.2         24.0
----------------- --------------- ---------- -------------- ----------
Winners                178           184          5.3          5.4
----------------- --------------- ---------- -------------- ----------
HomeSense               61           68           1.5          1.6
----------------- --------------- ---------- -------------- ----------
HomeGoods              260           270          6.4          6.7
----------------- --------------- ---------- -------------- ----------
T.K. Maxx              202           210          6.1          6.3
----------------- --------------- ---------- -------------- ----------
A.J. Wright            156           162          4.0          4.2
----------------- --------------- ---------- -------------- ----------
Bob's Stores            36           36           1.6          1.6
----------------- --------------- ---------- -------------- ----------

----------------- --------------- ---------- -------------- ----------
TJX                   2,429         2,505        72.1         74.6
----------------- --------------- ---------- -------------- ----------

    About The TJX Companies, Inc.

    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 826 T.J. Maxx, 749 Marshalls, 270 HomeGoods, and 162 A.J. Wright stores, as well as 36 Bob's Stores, in the United States. In Canada, the Company operates 184 Winners and 68 HomeSense stores, and in Europe, 210 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.

    Fiscal 2007 Third Quarter Earnings Conference Call

    At 11:00 a.m. ET, today, Ben Cammarata, Chairman and Acting Chief Executive Officer, and Carol Meyrowitz, President of TJX, will hold a conference call with stock analysts to discuss the Company's third quarter fiscal 2007 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com, or by dialing (866) 386-1298 through Tuesday, November 21, 2006.

    November Fiscal 2007 Sales Recording

    Additionally, the Company expects to release its November 2006 sales results on Thursday, November 30, 2006, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX's November sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, December 7, 2006.

    Archived versions of the Company's recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

    Forward-looking Statements

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future, including projections of earnings per share and same store sales, are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: our ability to continue successful expansion of our store base and increase same store sales; risks of expansion; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; import risks; adverse outcomes for any significant litigation; changes in laws and regulations and accounting rules and principles; closing adjustments; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.


        The TJX Companies, Inc. and Consolidated Subsidiaries
                          Financial Summary
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                                  Thirteen Weeks Ended
                                           ---------------------------
                                            October 28,   October 29,
                                                   2006          2005
                                           ------------- -------------
Net sales                                  $  4,501,073  $  4,041,912

Cost of sales, including buying and
 occupancy costs                              3,356,757     3,072,016
Selling, general and administrative
 expenses                                       762,143       702,461
Interest expense, net                             6,784        10,119
                                           ------------- -------------

Income before provision for income taxes        375,389       257,316
Provision for income taxes                      144,777       101,991
                                           ------------- -------------

Net income                                 $    230,612  $    155,325
                                           ============= =============

Diluted earnings per share:
  Net income                               $       0.48  $       0.32

Cash dividends declared per share          $       0.07  $       0.06

Weighted average shares for diluted
 earnings per share computation             479,491,082   486,495,378

  The period ended October 29, 2005 has been adjusted to reflect the effect of adopting SFAS 123R. See Note 1 to consolidated condensed statements.


        The TJX Companies, Inc. and Consolidated Subsidiaries
                          Financial Summary
                             (Unaudited)
           (Dollars In Thousands Except Per Share Amounts)

                                               Thirty-Nine Weeks Ended
                                           ---------------------------
                                             October 28,   October 29,
                                                   2006          2005
                                           ------------- -------------
Net sales                                  $ 12,385,788  $ 11,341,608

Cost of sales, including buying and
 occupancy costs                              9,354,007     8,668,646
Selling, general and administrative
 expenses                                     2,150,467     1,991,849
Interest expense, net                            15,956        24,072
                                           ------------- -------------

Income before provision for income taxes        865,358       657,041
Provision for income taxes                      332,781       255,321
                                           ------------- -------------

Net income                                 $    532,577  $    401,720
                                           ============= =============

Diluted earnings per share:
  Net income                               $       1.12  $       0.82

Cash dividends declared per share          $       0.21  $       0.18

Weighted average shares for diluted
 earnings per share computation             480,241,967   493,869,544

  The period ended October 29, 2005 has been adjusted to reflect the effect of adopting SFAS 123R. See Note 1 to consolidated condensed statements.


        The TJX Companies, Inc. and Consolidated Subsidiaries
                       Condensed Balance Sheets
                             (Unaudited)
                            (In Millions)

                                               October 28, October 29,
                                                     2006        2005
                                               ----------- -----------
ASSETS
Current assets:
  Cash and cash equivalents                     $   341.6    $  201.0
   Accounts receivable and other current assets     335.4       395.8
  Current deferred income taxes, net                 16.3         5.9
  Merchandise inventories (See Note 2)            3,246.3     2,913.5
                                               ----------- -----------

     Total current assets                         3,939.6     3,516.2
                                               ----------- -----------

Property and capital leases, net of
 depreciation                                     2,055.6     1,988.8
Other assets                                        127.4       117.7
Goodwill and tradename, net of amortization         183.1       183.5
                                               ----------- -----------

     TOTAL ASSETS                               $ 6,305.7    $5,806.2
                                               =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt                               $       -    $  449.7
  Accounts payable (See Note 2)                   1,717.1     1,473.8
  Accrued expenses and other current
   liabilities                                    1,015.2     1,083.3
                                               ----------- -----------

     Total current liabilities                    2,732.3     3,006.8
                                               ----------- -----------

Other long-term liabilities                         590.7       537.8
Non-current deferred income taxes, net               14.1        47.2
Long-term debt                                      794.7       576.0

Shareholders' equity                              2,173.9     1,638.4
                                               ----------- -----------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $ 6,305.7    $5,806.2
                                               =========== ===========

  The period ended October 29, 2005 has been adjusted to reflect the effect of adopting SFAS 123R. See Note 1 to consolidated condensed statements.


        The TJX Companies, Inc. and Consolidated Subsidiaries
                  Condensed Statements of Cash Flows
                             (Unaudited)
                            (In Millions)
                                               Thirty-Nine Weeks Ended
                                               October 28, October 29,
                                                     2006        2005
                                               ----------- -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                      $ 532.6     $ 401.7
  Depreciation and amortization                     261.6       232.9
  Deferred income tax provision                      14.9       (18.2)
  Amortization of stock compensation                 55.7        71.0
  (Increase) in accounts receivable and other
   current assets                                   (32.6)     (143.4)
  (Increase) in merchandise inventories (See
   Note 2)                                         (857.2)     (562.7)
  Increase in accounts payable (See Note 2)         389.3       198.9
  Increase in accrued expenses and other
   liabilities                                       81.4       298.4
  Other                                              31.1        28.0
                                               ----------- -----------

Net cash provided by operating activities           476.8       506.6
                                               ----------- -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                               (291.8)     (401.5)
  Other                                               0.5         0.5
                                               ----------- -----------

Net cash (used in) investing activities            (291.3)     (401.0)
                                               ----------- -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings of short-term debt           -       449.7
  Principal payments on long-term debt                  -      (100.0)
  Payments for repurchase of common stock          (429.0)     (517.3)
  Proceeds from issuance of common stock            203.9        32.8
  Cash dividends paid                               (91.2)      (77.8)
  Other                                               0.1        (1.2)
                                               ----------- -----------

Net cash (used in) financing activities            (316.2)     (213.8)
                                               ----------- -----------

Effect of exchange rate changes on cash               6.7         2.0
                                               ----------- -----------

Net (decrease) in cash and cash equivalents        (124.0)     (106.2)
Cash and cash equivalents at beginning of year      465.6       307.2
                                               ----------- -----------

Cash and cash equivalents at end of period        $ 341.6     $ 201.0
                                               =========== ===========

  The period ended October 29, 2005 has been adjusted to reflect the effect of adopting SFAS 123R. See Note 1 to consolidated condensed statements.


        The TJX Companies, Inc. and Consolidated Subsidiaries
            Selected Information by Major Business Segment
                             (Unaudited)
                            (In Thousands)

                                                  Thirteen Weeks Ended
                                               -----------------------
                                               October 28, October 29,
Net sales:                                           2006        2005
                                               ----------- -----------
  Marmaxx                                      $2,947,106  $2,727,759
  Winners and HomeSense                           477,334     398,081
  T.K. Maxx                                       481,131     385,069
  HomeGoods                                       335,972     292,315
  A.J. Wright                                     176,629     158,582
  Bob's Stores                                     82,901      80,106
                                               ----------- -----------
                                               $4,501,073  $4,041,912
                                               =========== ===========
Segment profit or (loss):
  Marmaxx                                      $  313,799  $  242,514
  Winners and HomeSense                            60,700      50,036
  T.K. Maxx                                        36,838      20,924
  HomeGoods                                        17,601       6,921
  A.J. Wright                                      (2,623)     (3,561)
  Bob's Stores                                     (1,178)     (7,249)
                                               ----------- -----------
                                                  425,137     309,585

General corporate expense                          42,964      42,150
Interest expense, net                               6,784      10,119
                                               ----------- -----------

Income before provision for income taxes       $  375,389  $  257,316
                                               =========== ===========

  The period ended October 29, 2005 has been adjusted to reflect the effect of adopting SFAS 123R. See Note 1 to consolidated condensed statements.


        The TJX Companies, Inc. and Consolidated Subsidiaries
            Selected Information by Major Business Segment
                             (Unaudited)
                            (In Thousands)

                                               Thirty-Nine Weeks Ended
                                             -------------------------
                                              October 28,  October 29,
Net sales:                                          2006         2005
                                             ------------ ------------
  Marmaxx                                    $ 8,252,311  $ 7,828,656
  Winners and HomeSense                        1,246,680    1,028,020
  T.K. Maxx                                    1,235,891    1,030,315
  HomeGoods                                      943,151      810,058
  A.J. Wright                                    497,175      445,204
  Bob's Stores                                   210,580      199,355
                                             ------------ ------------
                                             $12,385,788  $11,341,608
                                             ============ ============
Segment profit or (loss):
  Marmaxx                                    $   791,583  $   702,294
  Winners and HomeSense                          130,263       78,491
  T.K. Maxx                                       54,608       27,711
  HomeGoods                                       30,333        1,516
  A.J. Wright                                    (10,579)     (10,443)
  Bob's Stores                                   (11,444)     (23,390)
                                             ------------ ------------
                                                 984,764      776,179

General corporate expense                        103,450       95,066
Interest expense, net                             15,956       24,072
                                             ------------ ------------

Income before provision for income taxes     $   865,358  $   657,041
                                             ============ ============

  The period ended October 29, 2005 has been adjusted to reflect the effect of adopting SFAS 123R. See Note 1 to consolidated condensed statements.

         The TJX Companies, Inc. and Consolidated Subsidiaries

              Notes to Consolidated Condensed Statements

    1. In the fourth quarter of the fiscal year ended January 28, 2006 The TJX Companies, Inc. elected to early adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, "Accounting for Stock Based Compensation." SFAS No. 123R requires that the cost of equity-based awards be recognized in the financial statements. In addition, TJX elected the modified retrospective transition method which requires that all prior period financial statements be adjusted to the pro forma amounts previously disclosed in the company's notes to its financial statements. Thus the previously reported results for the thirteen weeks and thirty-nine weeks ended October 29, 2005 have been adjusted to reflect the effect of adopting SFAS No. 123R.

    2. We accrue for inventory purchase obligations at the time the inventory is shipped rather than when received and accepted by TJX. As a result, merchandise inventories include an estimate for "inventory-in-transit" of $327.2 million as of October 28, 2006 and $293.1 million as of October 29, 2005. A liability for a comparable amount is included in accounts payable for the respective period.

    3. During the nine months ended October 28, 2006, TJX repurchased
18.3 million shares of its common stock at a cost of $450 million. During the third quarter ended October 28, 2006, TJX repurchased 2.4 million shares of its common stock, at a cost of $70 million. Through October 28, 2006, under its current $1 billion multi-year stock repurchase program, TJX has spent $457 million on the repurchase of
18.5 million shares of TJX common stock.

    4. The following is a reconciliation of fiscal 2006's fourth quarter and full year diluted earnings per share, as reported on a GAAP basis, to the adjusted diluted earnings per share referenced in our earnings release under the caption "Fourth Quarter and Fiscal 2007 Outlook".

                                           Fiscal Year Ended January
                                                     28, 2006
                                           ---------------------------
                                           Fourth Quarter  Full Year
                                           -------------- ------------

Diluted earnings per share, as reported         $   0.60     $   1.41
 Impact of deferred tax liability
  correction                                       (0.04)       (0.04)
 Repatriation income tax benefit                   (0.10)       (0.10)
 Third quarter events(b)                               -         0.02
                                           -------------- ------------
Diluted earnings per share, as adjusted         $   0.46     $   1.29
                                           ============== ============

    (b) The third quarter events include executive resignation agreements, e-commerce exit costs and operating losses, and hurricane related costs including the estimated impact of lost sales, partially offset by a gain from a VISA/MasterCard antitrust litigation settlement.

    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323